Exhibit 23.1

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2023, with respect to the consolidated financial statements of Karuna Therapeutics, Inc. and subsidiary, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

February 23, 2023